UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WILSON BROTHERS USA, INC.

(Exact name of registrant as specified in its charter)

Illinois	36-1971260
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1072 East U.S. Highway 175 Kaufman, Texas	75142
(Address of Principal Executive Offices)	(Zip Code)

WILSON BROTHERS USA, INC. 2003 EQUITY INCENTIVE PLAN

(Full title of the plan)

John H. Sanford

Chief Executive Officer and

Chief Financial Officer

1072 East U.S. Highway 175

Kaufman, Texas 75142

(Name and address of agent for service)

(972) 962-5484

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($0.01 par value per share)	1,500,000 Shares	$.36	$540,000	$63.56

(1)	Plus such indeterminate number of shares as may be issued pursuant to certain antidilution provisions contained in the plan.
(2)	Pursuant to Rule 457(c) and (h), based upon the last sale price for the Company’s Common Stock reported on the OTC Bulletin Board Service on December 29, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:

(a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Commission on March 31, 2004;

(b) Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2004, June 30, 2004, and September 30, 2004, as filed with the Commission on May 17, 2004, August 16, 2004, and November 15, 2004, respectively; and

(c) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A as filed with the Commission on December 29, 2004.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.75 of the Illinois Business Corporation Act permits the Registrant to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

For actions or suits by or in the right of the Registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Any indemnification (unless ordered by a court) will be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. Such determination shall be made with respect to a person who is a director or officer at the time of the determination (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, or (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

To the extent that a present or former director, officer or employee of the Registrant has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding described above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant. The indemnification provided by or granted under Section 8.75 of the Act is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or otherwise.

Section 8.75 also authorizes the Registrant to buy and maintain on behalf of any director, officer, employee or agent of the Registrant, or a person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Registrant has the power to indemnify the person against such liability under Section 8.75.

The Registrant’s Amended and Restated Articles of Incorporation and its Amended and Restated By-laws require indemnification of directors and officers generally in accordance with Section 8.75.

As permitted by Illinois law, the Registrant’s Articles limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director’s duty of loyalty to the Registrant or its shareholders, (2) acts and omissions not in good faith or involving intentional misconduct or a knowing violation of the law, (3) violations under Section 8.65 (prohibited distributions) of the Illinois Business Corporation Act and (4) any transaction from which the director derived an improper personal benefit.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit
5	Opinion of Huff & Gaines, Ltd. as to the legality of the common stock registered hereby

23.1	Consent of Huff & Gaines, Ltd. (included in Exhibit 5 hereto)

23.2	Consent of Independent Certified Public Accountants

24	Power of Attorney (included on the signature page hereto)

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kaufman, State of Texas, on December 22, 2004.

WILSON BROTHERS USA, INC.

By:	/s/ John H. Sanford
John H. Sanford
Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Sanford, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ John H. Sanford	Chief Executive Officer, Chief Financial Officer and Director	December 22, 2004
John H. Sanford

/s/ James R. Emmons	Chief Accounting Officer	December 22, 2004
James R. Emmons

/s/ Michael E. Hicks	Director	December 22, 2004
Michael E. Hicks

/s/ Brett R. Smith	Director	December 22, 2004
Brett R. Smith

/s/ David N. Stedman	Director	December 23, 2004
David N. Stedman

/s/ Peter T. Valinsky	Director	December 22, 2004
Peter T. Valinsky

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
5	Opinion of Huff & Gaines, Ltd. as to the legality of the common stock registered hereby

23.1	Consent of Huff & Gaines, Ltd. (included in Exhibit 5 hereto)

23.2	Consent of Independent Certified Public Accountants

24	Power of Attorney (included on the signature page hereto)